QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CH2M HILL Companies, Ltd.:

        We consent to the incorporation by reference in the registration statement (No. 333-148101) on Form S-4 and in the registration statement (No. 333-113160) on Form S-8 of CH2M HILL Companies, Ltd. and subsidiaries (the Company) of our reports dated February 25, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

        Our report on the consolidated financial statements of the Company refers to the Company's adoption of new accounting standards relating to noncontrolling interests in consolidated financial statements on January 1, 2009; employers' accounting for defined benefit pension and other postretirement plans on December 31, 2007; and accounting for uncertainty in income taxes on January 1, 2007.

                      KPMG LLP

Denver, Colorado
February 25, 2010

QuickLinks

Consent of Independent Registered Public Accounting Firm